Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

June 13, 2013

Universal Business Payment Solutions Acquisition Corporation

1175 Lancaster Avenue, Suite 100

Berwyn, PA 19132

Re:      Registration Statement on Form S-3

Gentlemen and Ladies:

We have acted as counsel to Universal Business Payment Solutions Acquisition Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) filed today with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of 13,145,774 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) held by certain selling shareholders.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Common Stock as set forth below.

As such counsel, we have made such legal and factual examination and inquiry as we have deemed necessary for the rendering of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to all authentic original documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company and its subsidiaries).

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that: (a) the shares of Common Stock, other than shares of Common Stock issuable upon conversion of the convertible debt described in the Registration Statement, have been duly authorized and validly issued and are fully paid and nonassessable and (b) the Common Stock issuable upon conversion of the convertible notes of the Company described in the Registration Statement when and if issued will be validly issued, fully paid and nonassessable.

Universal Business Payment Solutions Acquisition Corporation June 13, 2013 Page 2

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion herein concerning any other laws, rules or regulations (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Common Stock).

We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein, under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP